AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

RULES 30e-3 and 498A

This Amendment (the “Amendment”) is entered into as of July 7, 2023 (the “Effective Date”), by and among Transamerica Life Insurance Company (the “Company”), on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), Vanguard Variable Insurance Funds (the “Fund”), Vanguard Marketing Corporation (the “Distributor”), and The Vanguard Group, Inc. (the “Sponsor”) (collectively, the “Parties”).

RECITALS

WHEREAS, the Company entered into a participation agreement with the Fund, the Distributor, and the Sponsor dated May 7, 2001 (the “Participation Agreement”);

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of the Fund (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company, on behalf of the Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Fund shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Company intends to comply with the requirements, terms and conditions of Rule 30e-3 in order to satisfy its obligation to deliver Fund shareholder reports to Contract Owners, including hosting the website of certain fund material required by Rule 30e-3;

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act [“Rule 498A”]) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, the Company intends to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the

Summary Prospectus for the Variable Contracts, and the Company intends to host said website; and

WHEREAS, the Company cannot host such website in compliance with Rules 30e-3 and 498A unless the Fund prepares and provides the Fund Documents that are specified in Rules 30e-3 and 498A.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Fund, and the Distributor hereby agree to supplement and amend the Participation Agreement as follows:

1.	Defined Terms. Unless otherwise defined herein, capitalized terms in this Amendment shall have the meanings assigned in the Participation Agreement.

2.	Provision of Fund Documents; Website Posting.

(a)	Fund Documents. The Fund is responsible for preparing and providing or making available to the Company the following “Fund Documents”:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios;

(iv)	Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios;

(v)	Complete Portfolio Holdings from Shareholder Reports Containing a Summary Schedule of Investments; and

(vi)	Portfolio Holdings for Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”.

(b)	Deadline for Providing, and Current-ness of, Fund Documents.

(i)

The Fund shall provide or make available to the Company the Summary Prospectus, Statutory Prospectus, and SAI for the Portfolios to the Company, or its designee, on a timely basis to facilitate the required website posting, and provide updated versions as necessary, in order to facilitate a continuous offering of the Portfolio Company’s securities and the Variable Contracts; and

(ii)	The Fund and the Distributor shall provide the Shareholder Reports and Portfolio Holdings on a timely basis (to facilitate the required website posting).

(c)

Format of Fund Documents. The Fund shall provide the Fund Documents to the Company, or its designee, in an electronic format that is reasonably suitable for print and electronic delivery purposes (e.g., PDF).

(d)

Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Fund fulfills its obligations under this Amendment. The Company may engage a third party to host and maintain the website as specified above.

(e)	Use of Summary Prospectuses.

(i)

The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Insurance Product described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii)	The Fund shall ensure that a Summary Prospectus is used for the Portfolios.

(f)

Website Hosting and Notice Fee (Expense Allocation). The Company shall be solely responsible for all costs related to the website contemplated by this Amendment, including but not limited to the costs of posting, maintaining and managing the Fund Documents on the website hosted by the Company.

3.

Content of Fund Documents. Without limiting the generality of the foregoing in any manner and without in any way changing the current obligations of the Parties under the Agreement, the Fund and Sponsor shall be responsible for ensuring that the Fund Documents:

(a)	Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act (each as defined in the Agreement); and all rules and regulations under those Acts; and

(b)

Do not contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

4.

Construction of this Amendment; Participation Agreement. To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this

Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights, and obligations of the Parties under and pursuant to this Amendment.

5.	Termination. This Amendment shall terminate upon the earlier of:

(a)	Termination of the Participation Agreement; or

(b)	60 days written notice from any Party to the other Parties.

6.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:

TRANSAMERICA LIFE INSURANCE COMPANY

By: /s/ Liza Tyler

Name: Liza Tyler

Title: Vice President

The Fund:

VANGUARD VARIABLE INSURANCE FUNDS

By: /s/ John Schadl

Name: John Schadl

Title: Assistant Secretary

The Distributor:

VANGUARD MARKETING CORPORATION

By: /s/ Carolyn Sherry

Name: Carolyn Sherry

Title: Head of Intermediary Operations

The Sponsor:

THE VANGUARD GROUP, INC.

By: /s/ Marisa Tilghman

Name: Marisa Tilghman

Title: Principal